Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Herbalife Ltd. on Form S-8 of our report dated February 19, 2004 (December 1, 2004 as to earnings per share information and the effect of the reverse stock split described in Note 2), contained in the Company’s prospectus, filed pursuant to Rule 424(b) on December 17, 2004.

/s/ Deloitte & Touche LLP
Los Angeles, California
February 14, 2005